International Long-Term Assignment Letter

Congratulations on your global assignment! We are confident that you will benefit both personally and professionally from your experiences in this exciting career milestone.

This letter outlines the terms and conditions of your global assignment with Lineage.

Name: Sean Vanderelzen
Home information: Novi, Michigan, United States (US)
Host information: Amsterdam or The Hague, Netherlands
Assignment details: January 1, 2025 – December 31, 2026
Accompaniment: Spouse will accompany while on assignment

This offer is subject to you receiving medical clearances and work authorization, and your acceptance of the terms and conditions outlined in this letter. While it is anticipated that the terms and conditions will continue throughout your assignment, Lineage reserves the right to modify its assignment policies at any time. The items in this letter do not constitute a contract of employment.

Employment Status

This offer confirms and describes your position within Lineage in relation to your global assignment. During the term of the assignment, you will remain employed by Lineage, Inc. (or a US affiliate) in the United States.

Employment Guidelines

Netherlands’s general employment policies and practices will apply while you are on assignment. You are expected to obey the federal and local laws and respect the customs and practices of the same. As a Lineage employee, you must also continue to adhere to all Lineage employment policies. During your assignment, you are expected to participate in discussions with home country leaders at regular intervals regarding your post-assignment role and opportunities.

Position

Positions: President of Europe and Chief Human Resources Officer
Reporting to: with respect to the position of President of Europe, Lineage, Inc.’s Global Chief Operations Officer and with respect to the position of Chief Human Resources Officer, Lineage, Inc.’s Chief Executive Officer

Work & Holiday Schedule

You will observe the work schedule in effect in the Netherlands and you will not be entitled to overtime pay should the responsibilities of your position require that your work exceed this schedule.

During your assignment, you will observe a public holiday schedule consistent with the Netherlands. Your vacation entitlement will not be impacted by the assignment.

Annual Salary & Incentives

During your assignment, you will continue to be paid your US salary from the US payroll. Bonuses and other types of incentive compensation will also be based on US practices and administered via US payroll.

Sean Vanderelzen – Global Assignment Letter
Page | 2

Retirement Plan

Your retirement benefits will be maintained under your current program in the United States. Please contact your Lineage United States Human Resources contact for questions on retirement benefits.

Taxes

During this assignment and any subsequent years impacted by the assignment, your United States and Netherlands income tax returns will continue be prepared by Deloitte at Lineage’s expense. It is common for tax services to continue for 1 to 2 years after the assignment is completed.

To protect you against potential higher tax costs as a result of your assignment, your individual taxes will be handled in accordance with Lineage’s tax equalization program. Lineage’s intention is that you will not pay significantly higher or lower taxes due to your assignment status or benefits.

Hypothetical United States tax will be withheld from your pay and is intended to be similar to the income taxes you would pay if you had remained working in the United States. Lineage will directly pay any additional US income or social security tax stemming from your assignment. Lineage will also directly pay any Netherlands income tax (and social tax, if applicable) relating to your assignment. A hypothetical income tax will be calculated by Lineage’s tax provider (Deloitte) and will be reviewed with you in detail prior to implementation and following any changes to your base salary.

In the event there is an over or underpayment by you of hypothetical income tax, notwithstanding any provisions to the contrary in this letter or any related policies, in no event will the tax equalization settlement be made after the end of the second taxable year, beginning after the later of: (i) the taxable year in which your tax return is required to be filed (i.e., the tax return which is related to the tax year to which the compensation subject to the tax equalization settlement was made), or (ii) the taxable year in which the foreign tax return or payment is required to be filed or made for the year the tax equalization settlement was made.

Please note that Lineage is not responsible for any US or Netherlands taxes arising from personal (non-Lineage) income. Such income will not be covered by the tax equalization program and the taxes are your personal responsibility. The tax equalization program also does not include personal tax planning and advice, gift tax, or estate tax.

United States Social Security Taxes

You will continue to participate in the United States social security system as allowed by law, similar to your coverage had you not gone on assignment.

Employment Benefits

You will continue to participate in US benefit plans as allowed by law.

Visa Application

Lineage’s global immigration provider will assist you in obtaining any appropriate legal clearances that may be necessary for you to live and work in the Netherlands, and for your spouse to accompany you. You may not commence work in the Netherlands until the appropriate work permit authorization and visa requirements have been processed and approved.

Sean Vanderelzen – Global Assignment Letter
Page | 3

Relocation and At-Post Assistance

The following benefits will be provided as part of your initial relocation to the Netherlands.

•Relocation Travel

Lineage will provide you and your spouse with airfare from Michigan to the Netherlands in accordance with company travel policy. Lineage will also reimburse the cost of airport transfers and incidental enroute expenses.

•Shipment of Household Goods

Lineage will pay or reimburse the cost of a small shipment (e.g., air container or DHL shipment) of a reasonable amount of personal goods to the Netherlands. Please note that this is meant for personal effects and does not include special handling or insurance for high value items (including but not limited to antiques, artwork, jewelry, firearms, or wine).

•Destination Services

You will receive up to 3 days of destination services including a community overview, home search assistance, and settling in services (may include support with local registrations, driver’s license, utilities set-up and similar).

•Relocation Allowance

You will receive a relocation allowance equal to 1 month’s salary and capped at USD 25,000 payable on the first payroll date in January 2025. This allowance is meant to assist with any additional incidental expenses that are not covered elsewhere (e.g., purchase of small household appliances).

The benefits provided to you while on assignment are detailed below.

•Property Management

This benefit is intended to assist in in the upkeep of your primary residence in the United States while you are on assignment, including but not limited to cleaning services, repairs, and lawn and pool maintenance services. You will receive an allowance of USD 500 per month on the first payroll date of each month for the duration of your assignment.

•Host Housing

You will receive a housing benefit of approximately EUR 5,500 per month during your assignment. The housing benefit includes furniture and utilities. Where possible, Lineage will hold the lease and make rent payments directly on your behalf.

•Host Vehicle

Sean Vanderelzen – Global Assignment Letter
Page | 4

You will receive a leased vehicle, along with the necessary maintenance and insurance coverage, to use during your assignment. The vehicle will be provided in keeping with local company practices.

•Home Leave

This benefit is designed to assist you in maintaining personal and professional connections with the United States. You will be eligible for up to 5 home leave trips per 12 months on assignment. The home leave benefit includes round-trip airfare in accordance with Lineage’s travel policy and reimbursement for airport transfers.

•Goods and Services

To assist with differences in cost of living and exchange rates, you will receive a fixed allowance of USD 10,000 per year administered via US payroll on the first payroll date in January of each year for the duration of your assignment.

•Medical Check-up

You will maintain access to an annual executive physical and concierge doctor per your existing US benefits.

•CIGNA International Health Insurance

As an international assignee, you and your spouse will receive coverage under Lineage’s global health plan provided by CIGNA International.

The following benefits will be provided upon completion of the assignment, to assist with your return to the United States.

•Relocation Travel

Lineage will provide you and your spouse with airfare from the Netherlands to Michigan as part of the final return to the US in accordance with company travel policy. Lineage will also reimburse the cost of airport transfers and incidental enroute expenses.

•Shipment of Household Goods

Lineage will pay or reimburse the cost of a small shipment (e.g., air container or DHL shipment) of a reasonable amount of personal goods from the Netherlands to Michigan as part of the final return to the US, subject to the same terms as the initial relocation shipment.

Timing of Reimbursements

You should submit all requests for reimbursement as soon as practicable. Notwithstanding any provisions to the contrary in this letter, and/or any other related letters, policies or other documents, any and all payments, benefits, reimbursements, and allowances provided to you, in accordance with the terms of this and any and/or all other related letters, policies and documents, shall be provided to you no later than two and one-half (2 ½) months after the close of the calendar year during which you became entitled to receive such benefit, payment or allowance or during which such expense was incurred.

Acceptance

Sean Vanderelzen – Global Assignment Letter
Page | 5

We look forward to your acceptance of this assignment by signing the below. We wish you success in your professional capacity and hope that you will enjoy a rewarding experience living and working in the Netherlands.

_____________________________________________________ Date: _____________________